As filed with the Securities and Exchange Commission on April 29, 1999
                                                              File No. 333-67613
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                      ------------------------------------
                             WASHINGTON, D.C. 20549
                          Pre-Effective Amendment No. 3
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
         --------------------------------------------------------------

                         CITRUS FINANCIAL SERVICES, INC.
                 (Name of small business issuer in its charter)

        Florida                           6712                65-0136504
-------------------------     ---------------------------- ----------------
(State or jurisdiction of     (Primary Standard Industrial (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)

                     1717 Indian River Boulevard, Suite 100
                            Vero Beach, Florida 32960
                                 (561) 778-4100

                          (Address and telephone number
                         of principal executive offices)
                      ------------------------------------

                                Josh C. Cox, Jr.
                      President and Chief Executive Officer
                     1717 Indian River Boulevard, Suite 100
                            Vero Beach, Florida 32960
                                 (561) 778-4100

            (Name, address and telephone number of agent for service)

           ----------------------------------------------------------
                              Copies Requested to:

Herbert D. Haughton, Esq.          Neil E. Grayson, Esq.
or A. George Igler, Esq.           Nelson Mullins Riley & Scarborough, L.L.P.
Igler & Dougherty, P.A.            First Union Plaza, Suite 1400
1501 Park Avenue East              999 Peachtree Street, N.E.
Tallahassee, Florida 32301         Atlanta, Georgia 30309
(850) 878-2411 Telephone           (404) 817-6000 Telephone
(850) 878-1230 Facsimile           (404) 817-6225 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis as required by rule 415 under the Securities Act of 1933 check the following box. [ ]

If this form is filed to register additional securities for an offering as required by to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed as required by to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made as required by to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=================================== ======================== ====================== ======================  ===================

             Title of                                               Proposed               Proposed
            each class                       Amount                  maximum                maximum
           of securities                      to be                 offering               aggregate             Amount of
         to be registered                  registered               price(1)           offering price(2)    registration fee(3)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock $3.15 par value               1,200,000                 $11.50               $13,800,000            $3,836.40
=================================== ======================== ====================== ======================  ===================

(1)      Maximum purchase price of stock to be issued.
(2) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per share.
(3)      Previously paid.

         The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date the Commission, acting as required by to Section 8(a), may determine.
================================================================================

                                     PART-II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:        Indemnification of Directors and Officers

       As provided under Florida law, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; or (iv) an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or (v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

       Article IX of the Company's Bylaws provides that the Company shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of the Company, against reasonable expenses incurred by him in connection with such defense.

       The Company's Bylaws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the Board of Directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

Item 25:        Other Expenses of Issuance and Distribution

       The  following  table sets forth all expenses  expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales agent's commissions assuming a maximum offering price of $11.50. All of the amounts shown are estimated except for the registration fees of the Commission.

SEC Registration Fees ..........................................        $  3,836

NASD Filing Fee ................................................           1,880

Blue Sky Registration Fees & Expenses ..........................           7,500

Legal fees and expenses ........................................          95,000

Accounting Fees ................................................          40,000

Printing and Engraving expenses ................................          15,000

Transfer Agent and Registration Fees and Expenses ..............           4,000

Escrow Fees ....................................................           2,500

Advertising ....................................................           2,000

Miscellaneous ..................................................           5,000
                                                                        --------

       Total ...................................................        $176,716
                                                                        ========



Item 26:      Recent Sales of Unregistered Securities.

     On December 14, 1995, the Company granted its President, Josh C. Cox, Jr., an option to purchase 25,000 shares of the Company's common stock adjusted to 26,400 shares following the 10% stock split. The grant was made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

Item 27:      Exhibits and Financial Statement Schedules

     The following exhibits are filed as part of this Registration Statement:

   Exhibit
   Number                            Description of Exhibit
   ------                            ----------------------

      *1.1           Form of Sales Agency Agreement with Banc Stock
                         Financial Services, Inc.

     **3.1           Articles of Incorporation of the Company

     **3.2           By-Laws of the Company

       3.3           Amendments to Bylaws adopted March 16, 1995
                         (1995 1st Quarter 10Q)

      *4.1           Specimen Common Stock Certificate

      *4.2           Form of Escrow Agreement with Independent Bankers' Bank
                         of Florida

      *5.1           Opinion of Igler & Dougherty, P.A.

     *10.5           Employment Letter with Walter A. Alvarez

     *21.1           Subsidiaries of the Company

     *23.1           Consent of Igler & Dougherty, P.A., included in the
                         Opinion Letter

      23.2           Consent of Stevens, Sparks & Company, P.A.

     *24.1           Power of Attorney (included in signature page to this
                         Registration Statement)

     *27.1           Financial Data Schedule

------------------------------------

*    Denotes previously filed as part of this Registration Statement.
** Denotes previously filed as part of the Company's S-18 Registration Statement, File No. 33-29696-A.

Item 28.      Undertakings.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424[b] of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.